UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2013

SPUTNIK ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52366	52-2348956
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

7512 Dr. Phillips Blvd – Suite 50-355
Orlando, Florida 32819
 (Address of principal executive offices and zip code)

1 (855) 873-7536
(Registrant’s telephone number)

N/A
 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

An Asset Purchase Agreement (Agreement) was made the 23rd day of April, 2013, by and between Sputnik Enterprises, Inc., a Nevada corporation, SPNI (the “Issuer”), and Wireless NRG, LLC, a Florida limited liability company (the “Company”), as follows:

Subject to the terms and conditions of this Agreement, at the closing, the Issuer agrees to transfer to Wireless NRG, LLC, one million eight hundred thirty one thousand nine hundred and seventeen (1,831,917) common shares of Issuer, $.001 par value, and execute a promissory note for $1,715,000 in favor of Wireless NRG, LLC, in exchange for all assets of Company. The assets of the Company acquired by the Issuer will be contributed to a subsidiary of the Issuer, Kudo Technologies, Inc., at the closing and thereafter the business will be conducted in the subsidiary.

Closing of the transaction is subject to and wholly conditioned upon the delivery of an acceptable audit of the Company books and records conducted by a member of the PCAOB for the years ending 12-31-2011 and 12-31-2012, the execution of all required documentation to effect the transaction, and the completion of due diligence to the satisfaction and approval of the Issuer in its sole discretion.

The Asset Purchase Agreement is attached as exhibit 10.1 and should be referred to in its entirety for all terms and conditions.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1	Asset Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Sputnik Enterprises, Inc.

Date: April 25, 2013	By:	/s/ Tony Gebbia
Tony Gebbia
Chief Executive Officer and Director

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